                               EXHIBIT 11

          AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
    For the three and nine months ended September 30, 1996 and 1995
                (In thousands, except per share amounts)


                                                                         Three Months Ended         Nine Months Ended
                                                                             September 30              September 30
                                                                        --------------------      --------------------
                                                                          1996         1995         1996         1995
                                                                          ----         ----         ----         ----
Average shares outstanding  . . . . . . . . . . . . . . . . . . .        20,840       20,768       20,808       20,725
Net additional common equivalent shares . . . . . . . . . . . . .           187          639          187          469
                                                                       --------      -------      -------      -------
Average number of common and common equivalent
  shares outstanding  . . . . . . . . . . . . . . . . . . . . . .        21,027       21,407       20,995       21,194
                                                                       ========      =======      =======      =======

Net income for per share computation  . . . . . . . . . . . . . .      $(10,608)     $ 4,104      $(1,523)     $10,301
                                                                       ========      =======      =======      =======

Net income per average common and common
   equivalent share outstanding (1). . . . . . . . . . . . . . . .     $  (0.50)     $  0.19      $ (0.07)     $  0.49
                                                                       ========      =======      =======      =======
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(1)  This calculation is submitted pursuant to Regulation S-K item
     601(b)(11) although not required by footnote 2 to paragraph 14 of
     APB Opinion No. 15 because it will result in dilution of less than
     3 percent.